Transcontinental Realty Investors, Inc. SC TO-T/A

PRESS RELEASE

Exhibit (A)(5)(B)

TRANSCONTINENTAL REALTY INVESTORS, INC. EXTENDS LIMITED TENDER OFFER FOR INCOME OPPORTUNITY REALTY INVESTORS, INC. SHARES TO JANUARY 29, 2025

Dallas, Texas (January 14, 2025) – Transcontinental Realty Investors, Inc. (NYSE: TCI) announced today that it had extended the expiration date and time of the previously announced limited tender offer to purchase shares of common stock, par value $0.01 per share (the “Shares”) of Income Opportunity Realty Investors, Inc. (NYSE American: IOR) for $18 per shares, net to the seller in cash without interest and less any required withholding taxes (the “Offer”) to 5:00 o’clock p.m. New York City time on Wednesday, January 29, 2025, unless further extended (the “Expiration Time”). The tender offer was previously scheduled to expire at 5:00 o’clock p.m., New York City time on January 15, 2025. All of the terms and conditions of the tender offer remain unchanged.

Equiniti Trust Company, LLC, as the Depositary for the tender offer has advised TCI that, as of 5:00 o’clock p.m., New York City time on January 13, 2025, two IOR stockholders of record had tendered Shares and a number of Shares had been validly tendered through CEDE and not withdrawn from the tender offer. Holders of Shares tendered to the Depositary may withdraw Shares prior to the Expiration Time in accordance with the Withdrawal Rights described in Section 4 of the Offer to Purchase.

The Offer to Purchase and related tender offer materials have been filed with the SEC. IOR stockholders who need additional copies of the Offer to Purchase and related tender offer materials or who have questions regarding the Offer should contact D.F. King & Co., Inc., the information agent for the tender offer at toll free (800) 431-9643 or by email to ior@dfking.com. There is no dealer manager for the tender offer and no soliciting dealer fees will be paid in the tender offer.

About Transcontinental Realty Investors, Inc.

Transcontinental Realty Investors, Inc., a Nevada corporation is a Dallas based real estate investment company holding a diverse portfolio of equity real estate located across the U.S., including office buildings, multifamily and developed and undeveloped land. The company invests in real estate through direct ownership, leases and partnerships and invests in mortgage loans on real estate. The company also holds mortgage receivables. For more information, visit the website at www.transconrealty-invest.com.

About Income Opportunity Realty Investors, Inc.

Income Opportunity Realty Investors, Inc., a Nevada corporation is a Dallas based real estate investment company, currently holds a portfolio of notes receivable. The company also invests in real estate through direct equity ownership and partnerships. For more information, visit the website at www.incomeopp-realty.com.

Important Information about the Tender Offer

This press release is for informational purposes only and does not constitute an offer to purchase Shares of IOR common stock, a solicitation to sell such Shares or a solicitation/recommendation statement under the rules and regulations of the SEC. The tender offer is being made pursuant to a Tender Offer Statement on Schedule TO, as amended (including the Offer to Purchase, Letter of Transmittal and related Tender Offer documents) which have been filed by the Offeror with the SEC. These documents contain important information and stockholders of IOR are strongly advised to carefully read these documents in their entirety before making any decision regarding tendering their Shares. The Offer to Purchase and certain other tender offer documents, are available to all stockholders of IOR at no expense to them. These documents may be obtained at no charge at the SECs website at www.sec.gov. The Tender Offer Statement and related materials may also be obtained at no charge by directing a request by mail or email to the Information Agent for the Tender Offer, D.F. KING & Co., Inc., 48 Wall Street, 22nd Floor, New York, NY, 10005, or by calling toll free (800) 431-9643 or by email at ior@dfking.com.

Cautionary Statements

Statements in this press release that are not historical, including statements regarding TCI’s beliefs, expectations, and strategies constitute “forward-looking statements” within the meaning of the federal securities laws. These statements are subject to risk and uncertainties that could cause actual results to differ materially from those expressed in the forward-looking statements. Important factors that could cause the differences are discussed in TCI’s reports on Form 10-Q, 10-K and 8-K that TCI periodically files with the SEC. These factors include TCI’s revenue and expenses, TCI’s capital needs, TCI’s dependence on significant matters, risks that TCI may incur significant costs related to certain insurance retention levels. TCI does not undertake to update any forward-looking statements in this press release. Copies of TCI’s SEC filings, including its annual report on Form 10-K and quarterly reports on Form 10-Q may be obtained by contacting www.sec.gov or at the SEC Filing Section of TCI’s website at www.transconrealty-invest.com.

Contacts

Transcontinental Realty Investors, Inc.

Investor Relations

Erik Johnson (469) 522-4200

investorrelations@transconrealty-invest.com